Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-176567, No. 333-159709, No. 333-125122 and No. 333-116976 on Form S-8 and in Registration Statement No. 333-171151 on Form S-3 of our reports dated March 1, 2013, relating to the consolidated financial statements of MoneyGram International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 4, 2013